January 28, 2013

RiverNorth Funds

325 N. LaSalle Street, Suite 645

Chicago, IL 60654

Re:      RiverNorth Funds, File Nos. 811-21934 and 333-136185

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 20 to the RiverNorth Fund’s Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 22 under the Securities Act of 1933 (Amendment No. 24 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,
/s/ THOMPSON HINE LLP
THOMPSON HINE LLP

THOMPSON HINE LLP ATTORNEYS AT LAW	41 South High Street Suite 1700 Columbus, Ohio 43215-6101	www.ThompsonHine.com Phone 614.469.3200 Fax 614.469.3361